FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces Second Quarter 2009 Financial Results;
   Continued Improvements in Revenue, Installations, & Cash Burn Reported

South Easton, MA, August 10, 2009 -- Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that total revenue for the second quarter of 2009 was $270,381 compared to $120,184 for the comparable period in 2008, a 125% increase.  Revenue from the sale of PCT products and services was $159,202 for the three months ended June 30, 2009 compared to $117,698 for the same period in 2008, a 35% increase.  During the second quarter of 2009, the Company completed the installation of twelve Barocycler instruments, as compared to seven during the same period of 2008.  Nine of the twelve instruments were domestic installations and three were international sales, compared to four domestic installations and three international sales for the same quarter in 2008.

Operating loss for the second quarter of 2009 was $815,333 compared to $1,587,200 for the same period in 2008, a decrease of $771,867 or 49%.  This decrease in operating loss was primarily related to the Company’s December 2008 restructuring program, the 2008 cost containment initiatives, and strong revenue in the second quarter of 2009.  After the exclusion of non-cash charges, cash burn for the quarter was $663,000.

Total revenue for the six months ended June 30, 2009 was $577,143 compared to $252,560 for the comparable period in 2008, a 129% increase.  Revenue from the sale of PCT products and services was $381,344 for the six months ended June 30, 2009 compared to $199,171 for the same period in 2008, a 92% increase.  During the first half of 2009, the Company completed the installation of twenty-two Barocycler instruments, as compared to fourteen during the same period of 2008.  Sixteen of the twenty-two instruments were domestic installations and six were international sales, compared to nine domestic installations and five international sales for the same period in 2008.

Operating loss for the six months ended June 30, 2009 was $1,665,244 compared to $2,958,613 for the same period in 2008, a decrease of $1,293,369 or 44%.  This decrease in operating loss was primarily related to the Company’s December 2008 restructuring program, the 2008 cost containment initiatives, and strong revenue in the first half of 2009.  As previously announced, the Company expects operating loss to continue to show significant decreases in 2009, compared to 2008, and cash burn to decrease from just under $1 million per quarter during 2008 to an average of about $600,000 per quarter during 2009.

Loss per common share – basic and diluted – was $0.39 for the second quarter of 2009, compared to $0.72 for the same quarter of 2008.  Loss per common share – basic and diluted – was $0.49 for the six months ended June 30, 2009, compared to $1.33 for the same period of 2008.

On February 12, 2009, the Company completed a private placement of convertible preferred stock and warrants, resulting in gross proceeds of $1,805,270.  On February 17, 2009, the Company was informed it was eligible for an income tax refund of $623,262, based on provisions in the 2009 American Recovery and Reinvestment Act.  The results for the six months ended June 30, 2009 include both of these events.

Joseph L. Damasio, Jr., Corporate Controller, commented: “We continue to make progress towards our goal of reducing 2009 cash burn to an average of about $600,000 per quarter.  The second quarter 2009 operating loss of $815,333 included non-cash charges (FAS123R stock-based compensation) of approximately $107,000, and depreciation/amortization expenses of approximately $45,000.  Excluding these non-cash charges, cash burn for the second quarter of 2009 was approximately $663,000, as compared to approximately $1,278,000 for the same quarter of 2008.  This represents a decrease of 48% in cash used in second quarter 2009 operating activities, as compared to the second quarter of 2008.”

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: “On June 1st, we released our much anticipated PCT MicroTube Adapter kit, initially focused at (i) scientists working in the area of enzymatic digestion of proteins, and (ii) scientists who need higher sample throughput than currently offered by our PULSE Tube configuration.  We believe that these groups represent many thousands of new potential customers who can benefit from the advantages of PCT, and who also significantly augment our current base of targeted customers.”

Mr. Schumacher continued: “In addition to our improved financial performance and the early release of the MicroTube kit, other successes in the second quarter of 2009 included (1) continued progress on our goal to reach an agreement with one or more large, multi-national companies for a marketing and/or distribution partnership before year-end; (2) generation of nearly 300 new leads from the 2009 mass spectrometry conference; (3) significant progress in our goal to enter into a Cooperative Research and Development Agreement (CRADA) with an agency of the US government to develop an exciting new use of PCT that we believe can bring significant benefit to many thousands of scientists and physicians worldwide; (4) measurable progress in potential strategic partnership discussions with several small,  life sciences companies whose products, we believe, may be significantly improved when combined with PCT, and (5) a significant increase in daily sales volume of our common stock on the NASDAQ stock exchange through our active investor and public relations programs.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the expected impact of the Company’s cost reduction initiatives effected during 2008;  the expected continued decrease in the Company’s operating expenses during 2009; the expected continued reduction in the cash burn rate to an average of about $600,000 per quarter; the expectation that the PCT-based MicroTube Adapter Kits will enable the Company to enter new markets and that it represents a sales opportunity of many thousands of new customers; that interest in PCT continues to grow; the anticipated advantages and benefits of the Company’s existing products; that the Company has made progress on its goal to reach a marketing/distribution agreement with large, multi-national companies; the generation of nearly 300 leads at the recent mass spectrometry meeting; that progress has been made on the future signing of a CRADA; that measurable progress has been made in discussions with several, small life science companies regarding strategic partnerships; and that there has been a significant expansion of the Company’s shareholder base. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter and six months ended June 30, 2009 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer’s needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to reduce its cash burn rate to approximately $600,000 per quarter due to unexpected costs or increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; and the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUE:
PCT Products, services, other	$159,202	$117,698	$381,344	$199,171
Grant revenue	111,179	2,486	195,799	53,389
Total revenue	270,381	120,184	577,143	252,560

COSTS AND EXPENSES:
Cost of PCT products and services	90,820	88,434	231,063	136,883
Research and development	315,046	461,672	622,270	952,603
Selling and marketing	252,464	521,606	530,880	984,767
General and administrative	427,384	635,672	858,174	1,136,920
Total operating costs and expenses	1,085,714	1,707,384	2,242,387	3,211,173

Operating loss	(815,333)	(1,587,200)	(1,665,244)	(2,958,613)

Interest income	1,284	16,549	3,687	46,857

Loss before income taxes	(814,049)	(1,570,651)	(1,661,557)	(2,911,756)
Income tax benefit	-	-	623,262	-
Net loss	(814,049)	(1,570,651)	(1,038,295)	(2,911,756)
Accrued preferred stock dividend	(33,880)	-	(33,880)	-
Net loss to common shareholders	$(847,929)	$(1,570,651)	$(1,072,175)	$(2,911,756)

Loss per common share - basic and diluted	$(0.39)	$(0.72)	$(0.49)	$(1.33)

Weighted average number of shares used to calculate loss per share - basic and diluted	2,195,283	2,193,598	2,195,283	2,192,883

Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,489,015	$868,208
Restricted cash	20,000	50,000
Accounts receivable, net of allowances of $54,600 at June 30, 2009 and $0 at December 31, 2008
Inventories	156,340	209,117
Inventories	751,065	571,831
Deposits	13,872	382,236
Prepaid income taxes	3,176	6,600
Income tax receivable	623,262	-
Prepaid expenses and other current assets	66,162	235,111
Total current assets	3,122,892	2,323,103

PROPERTY AND EQUIPMENT, NET	246,818	252,249

OTHER ASSETS
Intangible assets, net	255,342	279,658
TOTAL ASSETS	$3,625,052	$2,855,010

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$199,477	$263,486
Accrued employee compensation	153,093	161,374
Accrued professional fees and other	235,184	278,982
Deferred revenue	161,667	16,705
Total current liabilities	749,421	720,547

LONG TERM LIABILITIES
Deferred revenue	3,380	10,821
TOTAL LIABILITIES	752,801	731,368

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 1,000,000 shares authorized; 156,980 shares issued and outstanding on June 30, 2009 and 0 shares on December 31, 2008	1,570	-
Common stock, $.01 par value; 20,000,000 shares authorized; 2,195,283 shares issued and outstanding on June 30, 2009 and on December 31, 2008	21,953	21,953
Warrants to acquire preferred stock and common stock	882,253	-
Additional paid-in capital	8,230,293	6,803,530
Accumulated deficit	(6,263,818)	(4,701,841)
Total stockholders' equity	2,872,251	2,123,642
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,625,052	$2,855,010